Exhibit 99.1

[Millennium Logo]

Millennium Pharmaceuticals, Inc.
75 Sidney Street
Cambridge, Massachusetts 02139
617.679.7000
www.millennium.com

NEWS RELEASE

Contacts:
Adriana Jenkins (media)
(617) 761-6996
Gina Price Nugent (investor)
(617) 551-3611

MILLENNIUM ANNOUNCES CHANGES IN SENIOR MANAGEMENT

Cambridge, Mass., December 4, 2002 -- Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today announced a series of changes within its senior management team. Specifically:

•	Kevin Starr, chief operating and financial officer, has announced his intention to leave the Company to spend more time with his family. He will continue at Millennium in a transition role into 2003.

•	Kenneth Bate is joining Millennium as chief financial officer, assuming responsibility for financial and business operations. He will report directly to Mark Levin, chairperson and chief executive officer.

•	Robert Tepper, M.D., currently chief scientific officer, has been promoted to president, research and development, succeeding Dr. Charles Homcy. He will report directly to Mark Levin.

•	Charles Homcy, M.D. has been elected to the Board of Directors of the Company replacing Ernest Mario, Ph.D. and will continue to work with Millennium as Senior Research and Development Advisor.

•	John Maraganore, Ph.D., senior vice president, strategic product development, is leaving to join a new biotechnology company as president and chief executive officer. The general managers of the Company’s four business franchises, who formerly reported to Dr. Maraganore, will report directly to Vaughn Kailian, vice chairperson.

“John and Kevin have played a critical role in building Millennium into a product development and commercialization organization over the past five years. One of their lasting legacies will be the people and talent they have brought into the organization,” said Mark Levin. “This organizational strength and our proactive succession planning means that we have the ability to smoothly transition key positions on our senior management team while maintaining our strategic focus.”

Ken Bate brings more than 25 years of business experience to Millennium, including 12 years in the biotechnology sector in capacities ranging from finance to sales and marketing. Most recently, Ken was a partner at JSB Partners, LP, a partnership that provides investment banking and transaction services to U.S. and European clients in the healthcare and life sciences industries. He joined Biogen in 1990 as vice president-finance before becoming vice president-sales and marketing with responsibility for building the organization that launched Avonex® (interferon beta-1a), one of the most successful biotechnology products in the history of the sector. Ken holds a BA from Williams College and an MBA from University of Pennsylvania’s Wharton School.

Robert Tepper, M.D. joined Millennium in August 1994, and has served as chief scientific officer since March 1999. Earlier this year, Dr. Tepper was appointed to the National Advisory Council for Human Genome Research of the National Institutes of Health (NIH). He continues to serve as an adjunct faculty member at Harvard Medical School and Massachusetts General Hospital. He received an AB in biochemistry from Princeton University and an MD degree from Harvard Medical School. Bob will lead the research, drug discovery, preclinical, clinical and regulatory groups and also will work to integrate the company’s scientific vision across the entire organization.

Charles Homcy, M.D. will continue to play a strategic role within Millennium as Senior Research and Development Advisor, working on discovery and drug development programs at Millennium. He will work closely with Mark Levin and Bob Tepper in this role. Dr. Homcy will focus the remainder of his time in San Francisco to be closer to his family and explore new challenges.

“I am looking forward to working with Ken, Bob and Charles in their new roles within the Company,” said Mark Levin. “Kevin and John have been integral to the Company’s strong growth and its development into a leading biopharmaceutical company, and we are grateful to them for their energy and leadership and wish them well in their future endeavors. ”

About Millennium
Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company, co-promotes INTEGRILIN® (eptifibatide) Injection, a market-leading therapy for patients with acute coronary syndrome, and has a robust clinical development pipeline of product candidates. The Company's research, development and commercialization activities are focused in four disease areas: cardiovascular, oncology, inflammation and metabolic. By applying its knowledge of the human genome, its understanding of disease mechanisms, and its industrialized technology platform, Millennium is developing breakthrough personalized medicine products. Headquartered in Cambridge, Mass. Millennium also has facilities in South San Francisco, Calif. and Cambridge, UK.

Avonex® (interferon beta-1a) is a product of Biogen, 14 Cambridge Center, Cambridge, MA.

This press release contains “forward-looking statements,” including statements about our growth and future operating results, discovery and development of products, potential acquisitions, strategic alliances and intellectual property. Various risks may cause the Company’s actual results to differ materially, including: adverse results in our drug discovery and clinical development processes; failure to obtain patent protection for our discoveries; commercial limitations imposed by patents owned or controlled by third parties; our dependence upon strategic alliance partners to develop and commercialize products and services based on our work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from our development efforts; the commercial success of INTEGRILIN® (eptifibatide) Injection; our ability to extinguish the convertible notes assumed in the COR acquisition; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties we face, see the reports we have filed with the Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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